Exhibit 10.2

TULLY’S COFFEE CORPORATION

SECOND AMENDED AND RESTATED

1994 STOCK OPTION PLAN

1.	INTRODUCTION

This Plan establishes the right of and procedures for TULLY’S COFFEE CORPORATION (the “Company”) to grant stock options to its key employees and directors. The Plan provides for the granting of two types of options, namely (1) Non-Qualified Stock Options to employees and directors and (2) Incentive Stock Options to employees only as the latter are defined and governed by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). This Plan sets forth provisions applicable to both types of options, to Non-Qualified Options only, to Incentive Stock Options only, and to the procedures allowed for the conversion of Non-Qualified Stock Options into Incentive Stock Options.

2.	PROVISIONS APPLICABLE TO BOTH NON-QUALIFIED OPTIONS AND INCENTIVE STOCK OPTIONS

The provisions of this Section 2 apply to both Non-Qualified Options and Incentive Stock Options granted by the Company.

2.1	Objectives of the Plan

The purpose of this Plan is to encourage ownership of shares of common stock of the Company by key employees and directors of the Company and any current or future subsidiary. This Plan is intended to provide an incentive for maximum effort in the successful operation and management of the Company and is expected to benefit the shareholders by enabling the Company to attract and retain individuals of the best available talent through the opportunity to share, by the proprietary interests created by this Plan, in the increased value of the Company’s shares to which such individuals have contributed.

2.2	Stock Reserved for This Plan

The number of shares of common stock of the Company reserved for issue upon the exercise of options granted under this Plan shall not exceed four million two hundred thousand (4,200,000) of the issued and outstanding shares of the Company (the “Shares”), provided that, a portion of the shares so authorized may be allocated to the 1999 Employee Stock Option Plan. The number of shares allocated to each plan shall be determined by the Board of Directors of the Company (the “Board”), but shall not exceed four million two hundred thousand (4,200,000) Shares for both plans. Shares allocated to this Plan which are subject to any option under this Plan which are not exercised in full or Shares as to which the right to purchase is forfeited through default or otherwise, shall remain available for other options under this Plan.

2.3	Administration of This Plan

This Plan will be administered by the Board, provided that at all times during which the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 as amended from time to time (the “Exchange Act”) each member of the Board who participates in the administration of the Plan must be a non-employee director” as that term is defined in Section 16b(3) of the Exchange Act (“Non-employee Directors”). A committee of not less than three members of the Board who are Non-employee Directors shall be appointed by the Board to carry out the administrative duties of the Board hereunder.

A majority of the Board shall constitute a quorum, and acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Board, shall be deemed the acts of the Board.

The Non-employee directors of the Board on consideration of recommendations of the President and of other officers, if the Board shall deem the same appropriate, shall:

(a) Determine the number of Shares subject to each option, the terms thereof, and the type of options to be granted and direct the President, or other officer in his absence, to issue each such option;

(b) Prescribe rules and regulations from time to time for administration of this Plan; and

(c) Decide any questions arising as to the interpretation or application of any provision of this Plan.

Any action, decision, interpretation, or determination by the Board with respect to this Plan shall be final and binding upon any and all employees or directors.

2.4	Eligibility; Facts to Be Considered in Granting Options

An option may be granted to any officer, key employee or director who, at the time the option is granted, is an employee or director of the Company or of any subsidiary. In its determination of an employee or director to whom an option shall be granted and the number of Shares to be covered by such option, the Board shall take into account the duties of the employee or director, the present and potential contributions of the employee or director to the success of the Company, and other factors deemed relevant by the Board in connection with accomplishing the purpose of this Plan. An employee or director who has been granted an option to purchase Shares of the Company, whether under this Plan or otherwise, may, if the Board shall so determine, be granted additional options.

2.5	Vesting of Options

The Board shall have the authority to establish the time of times at which the optioned Shares may be purchased and whether all of the options may be exercised at one time or in increments.

2.6	Rights of Optionee in Event of Merger, Consolidation, Tender Offer, Takeover Bid, Sale of Assets or Dissolution

(a) Notwithstanding anything in this Plan to the contrary, the Optionee may purchase the full amount of optioned Shares for which options have been granted to the Optionee and for which the options have not been exercised under the following conditions:

(1) The Optionee may conditionally purchase any or all optioned Shares during the period commencing twenty-seven (27) days and ending (7) days prior to the scheduled effective date of a merger or consolidation (as such effective date may be delayed from time to time) wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among the Company and other corporations related to or affiliated with the Company;

(2) The Optionee may conditionally purchase any or all optioned Shares during the period commencing on the initial date of a tender offer or takeover bid for the Shares (other than a tender offer by the Company) subject to the Exchange Act and the rules promulgated thereunder and ending on the day preceding the scheduled termination date of acceptance of tenders of Shares by the offeror under any such tender offer or takeover bid (as such termination date may be extended by such offeror);

(3) The Optionee may conditionally purchase any or all optioned Shares during the period commencing on the date the shareholders of the Company approve a sale of substantially all the assets of the Company and ending seven (7) days prior to the scheduled closing date of such sale (as such closing date may be delayed from time to time); and

(4) The Optionee may conditionally purchase any or all optioned Shares during the period commencing on the date the shareholders of the Company approve the dissolution of the Company and ending seven (7) days prior to the scheduled effective date of such dissolution.

(b) If the merger, consolidation, tender offer, takeover bid, sale of assets, or dissolution, as the case may be and as described in Subsections (1) through (4) of Section 2.6(a), once commenced, is canceled or revoked, the conditional purchase of Shares for which the option to purchase would not have otherwise been exercisable at the time of said cancellation or revocation, but for the operation of this Section 2.6, shall be rescinded. With respect to all other Shares conditionally purchased, the Optionee may rescind such purchase at his option.

(c) If the merger, consolidation, tender offer, takeover bid, or sale of assets does occur or one hundred twenty (120) days passes after the effective date of the dissolution of the Company, as the case may be and as described in Subsections (1) through (4) of Section 2.6(a), and the Optionee has not conditionally purchased all optioned Shares, all unexercised options shall terminate on the effective, termination, or closing date, or one hundred twenty (120) days after the effective date of said dissolution, as the case may be.

(d) If the Company shall be the surviving corporation in any merger or is a party to a merger or consolidation which is between or among the Company and other corporations related to or affiliated with the Company, any option granted hereunder shall pertain and apply to the securities to which a holder of the number of Shares of common stock subject to the option would have been entitled.

(e) Nothing herein shall allow the Optionee to purchase optioned Shares, the options for which have expired.

2.7	Terms and Expiration of Options

Each option granted under this Plan shall be in writing, shall be subject to such amendment or modification from time to time as the Board shall deem necessary or appropriate to comply with or take advantage of applicable laws or regulations and shall contain provisions to the following effect, together with such other provisions as the Board shall from time to time approve:

(a) That, subject to the provisions of Section 2.7(b) below, the option, as to the whole or any part thereof, may be exercised only by the Optionee or his personal representative;

(b) That neither the whole nor any part of the option shall be transferable by the Optionee or by operation of law otherwise than by the will of, or by the laws of descent and distribution applicable to, a deceased Optionee and that the option and any and all rights granted to the Optionee thereunder and not theretofore effectively and completely exercised shall automatically terminate and expire upon any sale, transfer, or hypothecation of or any attempted sale, transfer, or hypothecation of such rights or upon the bankruptcy or insolvency of the Optionee or his or her estate;

(c) That subject to the foregoing provisions, an option may be exercised at different times for portions of the total number of option Shares for which the right to purchase shall have vested provided that such portions are in multiples of one hundred (100) shares;

(d) That the Optionee shall have no right to receive any dividend on or to vote or exercise any right in respect to any Shares the certificate for which has not been issued to him;

(e) That each vested option shall expire at the earliest of the following:

(1) The earlier of the date specified in the option or (for options granted after June 19, 2003) ten (10) years from the date of grant for the option;

(2) If the option is an Incentive Stock Option as described in Section 4.1, then no later than three (3) months after voluntary or involuntary termination of Optionee’s employment other than termination as described in paragraphs (4) or (5) below.

(3) If the option is not an Incentive Stock Option and the Optionee is, or becomes an employee or a director of the Company, then no later than three (3) years after: (i) voluntary or involuntary termination of Optionee’s employment if Optionee is a non-director employee or (ii) termination of membership on the Board if Optionee is a non-employee director, or (iii) termination of both employment and membership on the Board if Optionee is both a director and employee, in all instances other than termination as described in paragraphs (4) or (5) below, provided that in the event a public market is established for the Company’s stock through an initial public offering or other action, then the exercise period will be reduced from three (3) years to three (3) months effective with the establishment of the public market (or expiration of any lock-up period associated with the establishment of the public market, if applicable);

(4) If the Optionee is, or becomes an employee or a director, upon the discharge of Optionee from employment or resignation or removal from the Board for or related to misconduct, willfully or wantonly harmful to the Company;

(5) One (1) year after Optionee’s death; or

(6) Upon the occurrence of a merger, consolidation, tender offer, takeover bid, sale of assets, or filing of Articles of Dissolution, as the case may be and as described in Subsections (1) through (4) of Section 2.6(a) (collectively, a “Change of Control Event”), on the date specified in Section 2.6(c). However, if the merger, consolidation, tender offer, takeover bid, or sale of assets does not occur or if Articles of Dissolution are revoked, as the case may be and as described in Subsections (1) through (4) of Section 2.6(a), all options which are terminated pursuant to this Subsection (e)(5) shall be reinstated as if no action with respect to any of said events had been contemplated or taken by any party thereto and all Optionees shall be returned to their position on the date of termination;

(f) That, to the extent an option provides for the vesting thereof in increments, such vesting shall cease as of the date of the Optionee’s death or (i) voluntary or involuntary termination of Optionee’s employment with the Company if Optionee is an non-director employee or, (i) termination or removal of membership on the Board if Optionee is a non-employee director, or (ii) termination of both employment and membership on the Board if Optionee is both a director and employee, in all instances regardless whether such termination, resignation or removal is voluntary or involuntary; and

(g) That the terms of the option shall not be affected by any change of duties or position so long as the Optionee shall continue to be employed by the Company or a subsidiary.

(h) Each unvested option shall expire upon: (i) any termination of Optionee’s employment with the Company if Optionee is an non-director employee, or (ii) upon Optionee’s resignation or removal from the Board if Optionee is a non-employee director, or (iii) upon termination of both employment and membership on the Board if Optionee is both a director and employee, in all instances regardless whether such termination, resignation or removal is voluntary or involuntary, or upon the death of Optionee, or (iv) upon the death of Optionee.

2.8	Notice of Intent to Exercise Option

The Optionee (or other person or persons, if any, entitled thereto hereunder) desiring to exercise an option granted hereunder as to all or part of the Shares covered thereby shall in writing notify the Company at its principal office in Seattle, Washington, to the effect specifying the number of option Shares to be purchased and, if required by the Company, representing in form satisfactory to the Company that the Shares are being purchased for investment and not with a view to resale or distribution. With respect to any Shares conditionally purchased pursuant to Section 2.6(a) above and for which such purchase has not been voluntarily or otherwise rescinded pursuant to Section 2.6(b), the Optionee shall be deemed to have given to the Company the notice of exercise required by this Section 2.8 as of ten (10) days prior to the closing or effective date of the merger, consolidation, tender offer, takeover bid, or sale of assets or as of the tenth (10th) day before the filing of Articles of Dissolution, as the case may be and as described in Subsections (1) through (4) of Section 2.6(a).

2.9	Method of Exercise of Option

Within ten (10) days after receipt by the Company of the notice provided in the foregoing Section 2.8, but not later than the expiration date specified in Section 2.7(e), the option shall be exercised as to the number of Shares specified in the notice by payment to the Company of the amount specified in either Section 3.2 or Section 4.5, as may be applicable. Payment of the purchase price provided in the option shall be made in cash, in shares of the Company’s common stock owned by the Optionee (for a period of not less than six months at the time of exercise*), or in any combination of cash and shares of the Company’s common stock (owned by Optionee for a period of not less than six months at the time of exercise*). Payment in shares of the Company’s common stock shall be deemed to be the equivalent of payment in cash of the fair market value of those shares. For purposes of the preceding sentence, “fair market value” shall be determined by the Board in the same manner as utilized in determining the fair market value at the time other options are granted.

*	Six month minimum holding period applies to shares of common stock tendered for options granted after June 19, 2003.

2.10	Recapitalization

The aggregate number of Shares for which options may be granted hereunder, the number of Shares covered by each outstanding option and the price per Share thereof in each such option shall be proportionally adjusted for an increase or decrease in the number of outstanding shares of common stock of the Company resulting from a division or consolidation of shares or any other increase or decrease in such shares effected without receipt of consideration by the Company excluding any decrease resulting from the purchase of shares for the treasury. If the adjustment would result in a fractional share, the Optionee shall be entitled to one (1) additional share, provided that the total number of shares to be granted under this Plan shall not be increased above the equivalent number of Shares initially allocated or later increased by approved amendment to this Plan.

2.11	Substitutions and Assumptions

The Board shall have the right to substitute or assume options in connection with mergers, reorganizations, separations, or other “corporate transactions” as that term is defined in and said substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 2.2 may be increased by the corresponding number of options assumed and, in the case of a substitution, by the net increase in the number of Shares subject to options before and after the substitution.

2.12	Termination

The Board may at any time terminate this Plan provided, however, that no termination of the Plan may adversely affect options granted prior to such action.

2.13	Granting of Options

The granting of any option pursuant to this Plan shall be entirely in the discretion of the Board and nothing herein contained shall be construed to give any officer, employee or director any right to participate under this Plan or to receive any option under it.

The granting of an option pursuant to this Plan shall not constitute any agreement or an understanding, express or implied, on the part of the Company or a subsidiary to employ the Optionee for any specified period.

2.14	Government Regulations

This Plan and the granting and exercise of any option hereunder and the obligations of the Company to sell and deliver Shares under any such option shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies as may be required.

2.15	Proceeds From Sale of Stock

Proceeds of the purchase of optioned Shares by an Optionee shall be for the general business purposes of the Company.

2.16	Shareholder Approval

This Plan shall be submitted to the shareholders for their approval within twelve (12) months from the date hereof. The Company may grant options prior to such approval which shall be conditioned upon subsequent shareholder approval.

2.17	Compliance With Securities Laws

The Board shall have the right to:

(a) require an Optionee to execute, as a condition of the exercise of an option, a letter evidencing Optionee’s intent to acquire the Shares for investment and not with a view to the resale or distribution thereof,

(b) place appropriate legends upon the certificate or certificates for the Shares; and

(c) take such other acts as it deems necessary in order to cause the issuance of optioned Shares to comply with applicable provisions of State and Federal Securities Laws.

In furtherance of the foregoing, and not by way of limitation thereof, no option shall be exercisable unless such option and the Shares to be issued pursuant thereto shall be registered under appropriate Federal and State Securities Laws, or shall be exempt therefrom, in the opinion of the Board upon advice of counsel to the Company. Each option agreement shall contain adequate provisions to assure that there will be no violation of such laws. This provision shall in no way obligate the Company to undertake registration of options or Shares hereunder. Issue, transfer or delivery of certificates for Shares pursuant to the exercise of options may be delayed, at the discretion of the Board, until the Board is satisfied that the applicable requirements of the Federal and State Securities Laws have been met.

2.18	Termination Date of Plan

This Plan shall not extend beyond October 19, 2004.

3.	PROVISIONS APPLICABLE SOLELY TO NON-QUALIFIED STOCK OPTIONS

In addition to the provisions of Section 2 above, the following paragraphs shall apply to any options granted under this Plan which are not Incentive Stock Options.

3.1	Option Price

The option or purchase price of each Share optioned under this Plan shall be determined by the Board at the time of the action for the granting of the option.

3.2	Method of Exercise of Option

The amount to be paid by the Optionee upon exercise of a Non-Qualified Option shall be the full purchase price thereof provided in the option, together with the amount of federal, state, and local income and FICA taxes required to be withheld by the Company. An Optionee may elect to pay his federal, state, or local income and FICA withholding tax by having the Company withhold shares of common stock of the Company having a value equal to the amount required to be withheld. The value of the shares to be withheld is deemed to equal the fair market value of the Shares on the day the option is exercised. An election by an Optionee to have shares withheld for this purpose will be subject to the following restrictions:

(a) If an Optionee has received multiple option grants, a separate election must be made for each grant;

(b) The election must be made prior to the day the option is exercised;

(c) The election will be irrevocable;

(d) The election will be subject to the disapproval of the Board;

(e) If the Optionee is an officer of the Company within the meaning of Section 16 of the Exchange Act (“Section 16”), the election may not be made within six (6) months following the grant of the option; and

(f) If the Optionee is an officer of the Company within the meaning of Section 16, the election must be made either six (6) months prior to the day the option is exercised or the ten (10) day “window” beginning on the third day following the release of the Company’s quarterly or annual summary statement of sales and earnings.

3.3	Eligibility

A Non-Qualified Option under this Plan may be granted to either employees or directors of the Company as determined by the Board in accordance with Section 2, above.

4.	PROVISIONS APPLICABLE SOLELY TO INCENTIVE STOCK OPTIONS

In addition to the provisions of Section 2 above, the following paragraphs shall apply to any options granted under this Plan which are Incentive Stock Options.

4.1	Conformance With Internal Revenue Code

Options granted under this Plan which are “Incentive Stock Options” shall conform to, be governed by and interpreted in accordance with Sections 422 and 424 of the Code and any regulations (“Regulations”) promulgated thereunder and amendments to the Code and Regulations.

4.2	Option Price

The option or purchase price of each Share optioned under the Incentive Stock Option provisions of this Plan shall be determined by the Board at the time of the action for the granting of the option but shall not, in any event, be less than the fair market value of the Company’s common stock on the date of grant.

4.3	Limitation on Amount of Incentive Stock Option

The aggregate fair market value of the option Shares (determined as of the date of grant) with respect to which an Optionee’s right to exercise vest in any one calendar year (under this Plan or any other plan of the Company which authorized Incentive Stock Options) shall not exceed One Hundred Thousand Dollars ($100,000).

4.4	Limitation on Grants to Substantial Shareholders

An employee may not, immediately prior to the grant of an Incentive Stock Option hereunder, own stock in the Company representing more than ten percent (10%) of the voting power of all classes of stock of the Company unless the per share option price specified by the Board for the Incentive Stock Options granted such an employee is at least one hundred ten percent (110%) of the fair market value of the Company’s common stock on the date of grant and such option, by its terms, is not exercisable after the expiration of five (5) years from the date such option is granted.

4.5	Method of Exercise of Option

The amount to be paid by the Optionee upon exercise of an Incentive Stock Option shall be the full purchase price thereof provided in the option.

4.6	Eligibility

An Incentive Stock Option under this Plan may be granted to employees (but not directors) of the Company as determined by the Board in accordance with Section 2, above.

5.	EXCHANGE OF NON-QUALIFIED OPTIONS FOR INCENTIVE STOCK OPTIONS

At the Optionee’s election and in accordance with the procedures described below, an Optionee may exchange a Non-Qualified Option granted pursuant to this Plan for an Incentive Stock Option for the identical number of Shares.

5.1	Notice of Intent to Exchange

Not less than seven (7) days prior to the desired date of exchange, the Optionee shall notify the Company in writing to that effect specifying the number of option Shares granted under Non-Qualified Options which are to be exchanged for option Shares granted under Incentive Stock Options and the desired date of exchange.

5.2	Limitations on Amount of Options Exchanged

Notwithstanding the number of option Shares specified by the Optionee as desired to be exchanged pursuant to this Section 5, the Company will allow exchanges for only so many options as will not violate the aggregate dollar limitations specified in Section 4.3 above with that limit being based on a calculation of the fair market value on the date of exchange. If an Optionee requests to exchange more option Shares than would be allowed by the preceding sentence, the Company shall deem the request to apply only to the maximum number of option Shares which would be allowed and shall disregard the request as to the excess.

5.3	Effect of Exchange

If an exchange does occur, the Optionee shall surrender the Non-Qualified Option for cancellation and shall execute a new Incentive Stock Option for the number of option Shares exchanged and, if all of the Non-Qualified Options have not been exchanged, shall execute a new Non-Qualified Option (or an amendment to the existing option) to specify the remainder of Shares under the Non-Qualified Option. The new Incentive Stock Option shall be deemed a new option granted on the date of exchange.

6.	AMENDMENT OF PLAN

This Plan may be modified or amended by the affirmative vote of a majority of the whole Board of Directors at any meeting of the Board, if notice of the proposed amendment is contained in the notice of the meeting, provided that no such action shall adversely affect any material rights of Optionees granted Stock Options under this Plan prior to such action. The Board may modify or amend the terms and conditions of outstanding Stock Options, provided, however, that (i) no such amendment would be adverse to the holders of such Stock Options, (ii) no such amendment shall extend the period for exercise of an Incentive Stock Option, and (iii) the amended terms of a Stock Option would be permitted under this Plan. In addition, the Board of Directors may not modify the Plan with respect to any provision applicable to an option which constitutes an Incentive Stock Option under Section 422(b) of the Internal Revenue Code in a manner that would constitute the adoption of a new plan without obtaining the consent of the Shareholders of the Company within twelve (12) months of the adoption of the modification.

DATE Amended Plan adopted by Board of Directors: June 19, 2003

DATE Amended Plan adopted by Shareholders: (approval not required for 2nd Amendment)

DATE Amended Plan shall terminate: October 19, 2004